Exhibit 99.3

FOR IMMEDIATE RELEASE

DATE:	March 16, 2005
CONTACT:	Nora Carr
Luquire George Andrews
Work: (704) 552-6565; Cell: (704) 589-0784
E-mail: carr@lgapr.com

CT Communications Increases Dividend 43 Percent

Increase represents second dividend boost in 12 Months

CONCORD, N.C., March 16, 2005 – CT Communications Inc. (NASDAQ: CTCI) said today that its board of directors has declared a quarterly dividend on its common stock of 10 cents per share, an increase of 43 percent from the previous quarter. The dividend is payable June 15, 2005, to all shareholders of record as of the close of business on June 1, 2005.

CT Communications officials said the dividend increase – the second within the past 12 months – is made possible by the company’s continuing focus on revenue growth, controlling expenses, increasing operational efficiency and improving cash flow.

“We’re excited to provide our shareholders a greater return on their investment in our company,” says Michael Coltrane, president and chief executive officer of CT Communications, Inc. “The announcement of our second dividend increase in 12 months is a reflection of confidence that our business strategy of growing earnings while improving operations and cash flow is yielding results.”

In November 2004, CTC issued a common stock dividend of 7 cents per share, up 8 percent from the previous quarter’s 6.5 cents per share.

During the past two years, CTC has aggressively grown its competitive CLEC, Greenfield, Internet and Wireless businesses, while reducing its debt by $57.7 million. In addition, the

CT COMMUNICATIONS, INC. • PAGE 2

company recently announced a $9 million investment initiative to enhance its broadband product capabilities in its ILEC territory. The new e-Sonic broadband product set is currently being introduced in several of the company’s serving areas.

About CT Communications, Inc. (CTC)

CT Communications, Inc., which is headquartered in Concord, N.C., is a growing provider of integrated telecommunications and related services to residential and business customers located primarily in North Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications and related services, including local and long distance telephone service, Internet and data services and digital wireless services.